THE MUSICLAND GROUP
                            MANAGEMENT INCENTIVE PLAN
                                 JANUARY 1, 1997


   I.    PURPOSE

         The Management Incentive Plan (the "Plan") is designed to reward participants who make significant contributions to the success of The Musicland Group (the "Company"). The Plan recognizes the importance of individual contributions to Company performance. Awards under this Plan take into consideration such factors as the importance and impact of each participant's accomplishments, the relative difficulty and the degree of risk involved in those accomplishments, as well as Company performance.

  II.    ADMINISTRATION

         The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). In the absence of a designated Compensation Committee, the Board as a whole will act as the Compensation Committee. The Chief Executive Officer of the Company (the "CEO") shall make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, annual funding percentages, and other aspects of the Plan's administration.

         The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan's provisions, to make and amend rules and to make all other decisions necessary for the Plan's administration. Specifically, the Compensation Committee has the authority to approve funding percentages and to approve individual awards for participants whose base salary is equal to or greater than an amount to be designated by the Compensation Committee. The CEO has the authority to approve individual awards for participants whose base salary is less than the designated amount.

         Each Plan Year will run from January 1 through the following December 31 (the "Plan Year").

 III.    PARTICIPATION

         The CEO will recommend for approval by the Compensation Committee the individuals who are eligible to participate in the Plan, and their level of participation. All eligible participants will be given the funding for their participation level and upon request a copy of this Plan.

  IV.    INCENTIVE COMPENSATION MEASURES

         Early each year the Compensation Committee will approve the business goals on which incentive funds (the funding pool) will be made available for awards to participants for such year, as well as a performance range above and below such goals, and the amounts to be made available for such awards at each level of business performance. The percentage funding is a separate and distinct calculation from the determination of individual awards (see V. below).

         Actual business results for the year and their relation to such pre-established ranges shall determine the amounts, if any, to be made available for awards to designated participants. The actual business results will be provided by the Chief Financial Officer. The Compensation Committee may approve adjustments to actual business results to reflect organizational, operational, or other changes which have occurred during the year, e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, or events which might create unwarranted hardships or windfalls to participants.

         The Compensation Committee will also determine the discretionary incentive funds, if any, to be made available for awards to participants based on their individual performance, such awards not to be contingent upon the attainment of business goals.

   V.    DISTRIBUTION OF THE FUNDING POOL

         The Compensation Committee approves the percentage of the funding pool to be distributed each year. Up to, but no more than, 100% of the funding pool can be approved for distribution.

         Individual awards for participants whose base salary is equal to or greater than an amount to be designated by the Compensation Committee will be recommended by the CEO to the Compensation Committee for final approval. Individual awards for participants whose base salary is below the designated amount will be approved by the CEO.

         Individual awards will be determined on the basis of 1) actual Company performance compared to target business goals and/or 2) individual performance compared to the individual's objectives. Awards will be directly related to each participant's contribution, considering such factors as importance and impact of accomplishments as well as the difficulty and degree of risk involved in those accomplishments. Individual awards may be less or greater than the percent funding since awards are directly related to individual contributions. Eligible salary is the employee's cumulative base salary earned while a participant in the Plan during the Plan Year. In determining the base salary earned during the Plan Year any delay in the receipt of a salary increase from the customary date of increase will be ignored, and the Participant will be deemed to have received the increase on the customary date. No minimum award amount is guaranteed, as the Plan is not intended to provide awards for marginally satisfactory performance and the Plan makes no guarantee that individual bonuses will be equal to the Plan funding percentage.

  VI.    PAYMENT OF AWARDS

         Awards will be paid in cash less applicable tax and FICA withholding, and will be considered income in the year paid out.

 VII.    AWARD CONDITIONS

           A. Employees hired or promoted into eligible positions on or before September 30 of the Plan Year will be eligible to participate in the Plan. Employees hired or promoted into eligible positions after September 30 may be eligible to participate upon approval by the CEO. In both cases, participation in the Annual Plan will be on a pro-rated basis, determined by the number of full weeks of employment in an eligible position.

           B. A participant who is promoted, at any time other than at the beginning of a Plan Year, into a position which calls for a higher participation level will be eligible to receive an award for that Plan Year which is a combination of pro-rated awards calculated at the two participation levels.

           C. A participant whose employment ends prior to December 31st of a Plan Year due to retirement, disability, death, or disposition of part of the business, or who is transferred to an ineligible position prior to December 31st of a Plan Year, may be eligible for a pro-rated annual award for that Plan year, determined by the number of full weeks of employment in an eligible position, upon approval by the CEO.

           D. A participant whose employment terminates prior to December 31st of a Plan Year for reasons other than those listed in C above will not be eligible for any award for that Plan Year.

           E. A participant whose employment terminates after December 31st of a Plan Year, but prior to the payment of awards, may be eligible for an award for that Plan Year upon approval by the CEO.

           F. A participant who is on an approved unpaid leave of absence during a Plan Year may be eligible for a pro-rated award for that Plan Year upon approval by the CEO. A participant who is on an approved paid medical leave of absence during a Plan Year may be eligible for either a pro-rated or full award for that Plan Year upon approval by the CEO.


           G. Wherever in this Plan the CEO is given the authority to approve a participant's eligibility for a full or partial award, or to approve the pay out of any matured deferral increment, such approvals may be made at his sole discretion.

VIII.    GENERAL PROVISIONS

           A. This Plan does not guarantee, explicitly or implicitly, the right to continued employment for participants.

           B. MIP awards will be pensionable earnings under the 1989 pension plan. Legislation in effect at the time the award is approved will govern how much of the MIP awards are pensionable or non-pensionable earnings. Awards will be included in pensionable earnings in the year they are paid.

           C. This Plan can be terminated or its provisions changed at any time by the Compensation Committee of the Board of Directors acting upon the recommendation of the CEO.